GROUP ANNUITY CONTRACT NO.:  [AC 0000]

CONTRACT HOLDER:  [UNITED STATES TRUST COMPANY OF NEW YORK]

--------------------------------------------------------------------------------

REGISTER DATE:  [September 1, 1994]

ISSUED IN:      [New York]

This Contract is issued in consideration of payment of the Contributions under the terms of this Contract.

The terms of this Contract, which include the following pages, are agreed to by the Contract Holder and The Equitable Life Assurance Society of the United States ("Equitable").


FOR THE CONTRACT HOLDER               FOR EQUITABLE


Title                                 By  /s/ Joseph J. Melone
      ----------------------             ------------------------------------
                                         Chairman and Chief Executive Officer



By                                    By  /s/ James M. Benson
      ----------------------             ------------------------------------
                                         President and Chief Operating Officer


Dated                                 By  /s/ Molly K. Heines
      ----------------------             ------------------------------------
                                         Vice President and Secretary


At  [New York, New York]              By
                                         ------------------------------------
                                         Assistant Registrar

                                      Date of Issue
                                                    -------------------------

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN PART II OF THIS CONTRACT.


No. 1050-94IC                       INTEREST RATE GUARANTEE -- NON-PARTICIPATING
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                                TABLE OF CONTENTS




                                                                           Page

Part I        -    DEFINITIONS                                              3
Part II       -    INVESTMENT OPTIONS                                       6
Part III      -    CONTRIBUTIONS AND ALLOCATIONS                           10
Part IV       -    TRANSFERS AMONG INVESTMENT OPTIONS                      11
Part V        -    WITHDRAWALS AND TERMINATION                             12
Part VI       -    DEATH BENEFITS                                          13
Part VII      -    ANNUITY BENEFITS                                        14
Part VIII     -    CHARGES                                                 17
Part IX       -    GENERAL PROVISIONS                                      20

TABLE OF GUARANTEED ANNUITY PAYMENTS                                       22

APPENDIX A                                                                 24
APPENDIX B                                                                 28
APPENDIX C                                                                 30
APPENDIX D                                                                 33

No. 1050-94IC                                                            Page 2
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                              PART I - DEFINITIONS

SECTION 1.01  ANNUITANT

"Annuitant" means the individual shown as such in the Certificate who has been enrolled under the Contract according to Equitable's enrollment procedures, or any successor annuitant. If a Certificate uses the term "Participant" to refer to the Annuitant, then any reference in this Contract to the Annuitant will be deemed to mean the "Participant" shown in such Certificate.

SECTION 1.02   ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held with respect to a Certificate in the Investment Options.

SECTION 1.03  ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by Equitable pursuant to Part VII of this Contract.

SECTION 1.04  ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments are to commence pursuant to Section 7.03. The Annuity Commencement Date is shown on the Certificate and is subject to change as described in Section 7.03.

SECTION 1.05  BUSINESS DAY

A "Business Day" is any day on which Equitable is open and the New York Stock Exchange is open for trading, or any other day specified in the Certificate. Equitable's Business Day ends at 4:00 p.m., Eastern Time, or such other time as Equitable designates in writing to each Owner.

SECTION 1.06  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value, less any charges that apply as described in Part VIII and any charges that may apply as described in any applicable Appendix hereto.

SECTION 1.07  CERTIFICATE

"Certificate" means the certificate which will be issued by Equitable with respect to each Annuitant, setting forth the benefits and the rights which the Owner may exercise. The Certificate will also reflect the terms of this Contract which may differ based on the type of Certificate issued. Some provisions of this Contract refer to specific requirements related to certain types of retirement programs, and the Certificate issued with respect to such types of programs will reflect said provisions; to distinguish among Certificate versions which may thus be issued under this Contract, the following terms are sometimes used herein. (These terms represent the Certificate forms which may be available as of the

No. 1050-94IC                                                            Page 3

Register Date; variations of such form and other forms may be made available by Equitable at any time on or after the Register Date.)


         "IRA Certificate," which applies to a Certificate issued as an individual retirement annuity meeting the requirements of Section [408(b)] of the Code;

         "Non-Qualified Certificate," which applies to a Certificate which is an annuity issued other than pursuant to a qualified plan.

SECTION 1.08  CODE

"Code" means the Internal Revenue Code of [1986], as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws.

SECTION 1.09  CONTRACT

"Contract" means this contract including each Appendix, if any, attached hereto.

SECTION 1.10  CONTRACT DATE

"Contract Date" means, with respect to a Certificate, the earlier of (a) the date on which the Annuitant is enrolled under the Contract, according to Equitable's enrollment procedures, and (b) the date on which the Annuitant was enrolled under a Prior Contract, if applicable.

SECTION 1.11  CONTRACT YEAR

"Contract Year" means, with respect to a Certificate, the twelve month period starting on (i) the Contract Date and (ii) each anniversary of the Contract Date, unless Equitable agrees to another period.

SECTION 1.12  CONTRIBUTION

"Contribution" means a payment made to Equitable as described in Section 3.01.

SECTION 1.13  EMPLOYER

"Employer" means, if applicable, an employer defined in an Appendix hereto.

SECTION 1.14  GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate(s) at which interest accrues on amounts in the Guaranteed Interest Account as described in Section
2.01. (If a Certificate uses the term "Guaranteed Rate Account" to refer to the Guaranteed Interest Account, then any reference in this Contract to the Guaranteed Interest Account will be deemed to mean the "Guaranteed Rate Account" described in such Certificate.)


No. 1050-94IC                                                            Page 4
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SECTION 1.15  INVESTMENT FUND

"Investment Fund" means a sub-fund of a Separate Account. An Investment Fund may invest its assets in a separate class (or series) or shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.16  INVESTMENT OPTION

"Investment Option" means the Guaranteed Interest Account, a Separate Account, or an Investment Fund of a Separate Account or each Guarantee Period in the Guaranteed Period Account (Separate Account No. 46).

SECTION 1.17 OWNER

"Owner" means the person or entity which owns a Certificate on behalf of the Annuitant, as named on the Certificate, or any successor owner.

SECTION 1.18  PLAN

"Plan" means, if applicable, the annuity program sponsored by the Employer of the Annuitant and as may be defined in any Appendix hereto.

SECTION 1.19  PRIOR CONTRACT

"Prior Contract" means another contract or certificate issued by Equitable and from which the Owner and Equitable have agreed to transfer amounts with respect to the Annuitant to this Contract.

SECTION 1.20 PROCESSING DATE

"Processing Date" means the day(s) Equitable deducts charges from the Annuity Account Value. The Certificate shows how often a Processing Date will occur.

SECTION 1.21 PROCESSING OFFICE

"Processing Office" means the Equitable administrative office specified in the Certificate, or such other location as Equitable may designate upon written notice to each Owner.

SECTION 1.22  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts (except Equitable's Separate Account No. 46) described or referred to in Sections 2.02 and 2.05.

SECTION 1.23 TRANSACTION DATE

The Transaction Date is the Business Day Equitable receives at the Processing Office a Contribution or a transaction request providing the information Equitable needs. Transaction requests must be in a form acceptable to Equitable.


No. 1050-94IC                                                            Page 5
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                          PART II - INVESTMENT OPTIONS

SECTION 2.01 GUARANTEED INTEREST ACCOUNT

Any amount held in the Guaranteed Interest Account becomes part of Equitable's general assets, which support the guarantees of this Contract as well as other obligations of Equitable.

The amount in such Account at any time with respect to a Certificate is equal to the sum of:

       o all amounts that have been allocated or transferred to such Account, plus

       o   the amount of any interest credited, less

       o all amounts that have been withdrawn (including charges) or transferred from such Account.

Equitable will credit the amount held in the Guaranteed Interest Account with interest at effective annual rates that Equitable determines. Equitable will also determine a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. The Certificate will describe the initial Rate(s) to apply for a stated period or periods starting with the Contract Date.

Equitable guarantees that any rate so determined after a Contract Date will never be less than the minimum rate shown in the Certificate.

SECTION 2.02  SEPARATE ACCOUNT

Equitable has established the Separate Account(s) and maintains such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to Equitable's other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Certificate sets forth the Separate Account(s) available under this Contract. A Separate Account may be subdivided into Investment Funds.

The assets of a Separate Account are Equitable's property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business Equitable conducts. Equitable may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to Equitable's general account.


No. 1050-94IC                                                            Page 6
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Equitable may, in its discretion, invest Separate Account assets in any investment permitted by applicable law. Equitable may rely conclusively on the opinion of counsel (including counsel in its employ) as to what investments Equitable may make as law permits.

SECTION 2.03  SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount in a Separate Account with respect to an Annuitant at any time is equal to the number of Accumulation Units in that Account with respect to the Annuitant multiplied by the Accumulation Unit Value which applies at that time. For the purposes of this Contract, "Accumulation Unit" means a unit which is purchased in a Separate Account, and "Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Separate Account on a given date. (If Investment Funds apply as described in Section 2.02, then the terms of this
Section 2.03 apply separately to each Fund, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account's Accumulation Unit Value for that Transaction Date.

Equitable determines Accumulation Unit Values for each Separate Account for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of
(i) the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period, to (ii) the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, "value of the Separate Account" means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined in accordance with Equitable's rules, accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Funds are invested in a class or series of shares of a specified trust or investment company, then the Accumulation Unit Value of an Investment Fund for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately

No. 1050-94IC                                                            Page 7
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preceding Valuation Period multiplied by the Net Investment Factor of that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where

         (a) is the value of the Investment Fund's shares of the related portfolio of the specified trust or investment company at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Investment Fund for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, Equitable uses the share value reported to Equitable by the specified trust or investment company);

         (b) is the value of the Investment Fund's shares of the related portfolio of the specified trust or investment company at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

         (c) is the daily Separate Account charges (see Section 8.04) for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.04  AVAILABILITY OF INVESTMENT OPTIONS

Section 3.01 of this Contract describes the allocation of Contributions among Investment Options pursuant to the Owner's election. Such election is subject to the following:

       (a) If the Contributions made under this Contract with respect to a Certificate are made pursuant to the terms of a Plan, then the availability of Investment Options may be subject to the terms of such Plan, as reported to Equitable by the Owner.

       (b) Equitable reserves the right to limit the number of Options which an Owner may elect.

The Certificate will list which Options are available.

SECTION 2.05  CHANGES WITH RESPECT TO SEPARATE ACCOUNTS

In addition to the right reserved pursuant to subsection (b) of Section 2.04, Equitable reserves the right, subject to compliance with applicable law, including approval of Owners if required:

       (a) to add Investment Funds (or sub-funds of Investment Funds) to, or to remove Investment Funds (or sub-funds) from, a Separate Account, or to add or remove Separate Accounts;

       (b)    to combine any two or more Investment Funds or sub-funds thereof;


No. 1050-94IC                                                            Page 8

       (c) to transfer the assets Equitable determines to be the share of the class of contracts to which this Contract belongs from any Separate Account or Investment Fund to another Separate Account or Investment Fund;

       (d) to operate the Separate Account or any Investment Fund as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying Mutual Fund would be assessed against the Separate Account;

       (e) to operate the Separate Account or any Investment Fund as a unit investment trust under the Investment Company Act of 1940;

       (f) to deregister the Separate Account or any Investment Fund under the Investment Company Act of 1940, provided that such action conforms with the requirements of applicable law;

       (g)    to restrict or eliminate any voting rights as to the Separate
              Account;

       (h) to cause one or more Separate Accounts or Investment Funds to invest some or all of their assets in one or more other trusts or investment companies.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account, the Contract Holder and each Owner will be notified of such exercise, as required by law.

A Separate Account or Investment Fund which may be added by Equitable as described above may be one with respect to which (i) there may be periods during which contributions are restricted pursuant to the maturity terms of such Account, (ii) amounts therein may be automatically liquidated according to the investment policy of the Account, and (iii) investments therein may mature. Equitable will have the right to reallocate amounts arising from liquidation or maturity according to the Owner's allocation instructions then in effect unless the Owner specifies other instructions with respect to said amounts. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Account or Fund of the same type as described in this paragraph, if applicable, as specified in the Certificate.


No. 1050-94IC                                                            Page 9
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                    PART III - CONTRIBUTIONS AND ALLOCATIONS


SECTION 3.01 CONTRIBUTIONS, ALLOCATIONS

Contributions will be remitted on behalf of an Annuitant from the Owner (who may also be the Annuitant, if so stated in the Certificate.)

The Owner will elect which Investment Options will be available under the Certificate issued to the Owner, subject to the terms of Section 2.04. Once this election is made, the Owner may only allocate Contributions to, or transfer among, these Options. The Owner may add or subtract Options after the Certificate is issued by sending Equitable a written request, but Equitable has the right to decline such request.

The Owner will also elect how to allocate Contributions among the Options elected. If the Owner is not the Annuitant, the Owner may delegate to the Annuitant authority to allocate Contributions. The Owner need not allocate Contributions to each Option elected. The Owner may change the allocation instruction at any time by sending Equitable the proper form. Allocation percentages must be in whole numbers (no fractions) and must equal 100%.

Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation instructions in effect on the Transaction Date. Contributions made to a Separate Account purchase Accumulation Units in that Account, using the Accumulation Unit Value for that Transaction Date.

SECTION 3.02   LIMITS ON CONTRIBUTIONS

Equitable reserves the right not to accept any Contribution which is less than the amount shown in the Certificate. The applicable Appendix to this Contract indicates other minimum and maximum Contribution requirements which may apply. Equitable also reserves the right, upon advance notice to the Contract Holder and each Owner, to

         (a) change such requirements to apply to Contributions made after the date of such change, and

         (b)      discontinue acceptance of Contributions under this Contract
                  (i) with respect to all Owners or (ii) with respect to all Owners to whom the same type of Certificate applies (as described in Section 1.07).


No. 1050-94IC                                                            Page 10
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                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS


SECTION 4.01  TRANSFER REQUESTS

The Owner may upon request transfer all or part of the amount held with respect to a Certificate in an Investment Option to one or more of the other Options. A transfer request must be made in a form acceptable to Equitable. All transfers will be made on the Transaction Date and will be subject to the terms of Section
4.02 and to Equitable's rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02  TRANSFER RULES

The transfer rules which apply are stated in the Certificate. A transfer request will not be accepted by Equitable if it involves less than the minimum amount, if any, stated in the Certificate (unless the Annuity Account Value is less than such amount). Equitable has the right to change transfer rules. Any change will be made upon advance notice to the Contract Holder and to each Owner.

The Investment Funds may consist of funds which are classified as "Type A" Investment Options or "Type B" Investment Options or any other type which may be specified in the Certificate, as Equitable designates in its discretion for purposes of the transfer rules described in the Certificate. The Certificate will specify whether such Investment Options are designated Type A or Type B, or another type as well as the minimum or maximum limits on transfers which apply.


No. 1050-94IC                                                            Page 11
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                      PART V - WITHDRAWALS AND TERMINATION


SECTION 5.01  WITHDRAWALS

Unless otherwise stated in the Certificate, the Owner may make a request to Equitable, pursuant to Equitable's procedures then in effect, for a withdrawal from the Investment Options before the Annuity Commencement Date and while the Annuitant is alive.

On the Transaction Date, Equitable will pay the amount of the withdrawal requested by the Owner or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge applicable pursuant to Section 8.01 will be withdrawn on a pro-rata basis from the amounts held with respect to the Certificate in the Investment Options, unless the Owner elects otherwise or unless otherwise stated in the Certificate.

A withdrawal request will not be accepted by Equitable if it involves less than the minimum amount, if any, stated in the Certificate (unless the Annuity Account Value is less than such amount). Further conditions or restrictions on distributions may apply if stated in the Certificate.

SECTION 5.02  TERMINATION

The Certificate will terminate if one or more of the following events occurs, unless otherwise specified in the Certificate:

(a) If a withdrawal made under Section 5.01 would result in an Annuity Account Value of an amount less than the minimum amount stated in the Certificate, Equitable will so advise the Owner and reserve the right to pay such Value to the Owner, in which case the Certificate will be terminated.

(b) Before an Annuitant's Annuity Commencement Date, Equitable has the right to pay the Cash Value and terminate the Certificate if no Contributions are made during the last three completed Contract Years (or such other number of years stated in the Certificate and permitted under applicable law), and the Annuity Account Value is less than the amount described in subsection (a) above.

(c) Equitable also has the right to terminate the Certificate if no Contributions have been made with respect to the Annuitant within 120 days of the Contract Date.


No. 1050-94IC                                                            Page 12

                            PART VI - DEATH BENEFITS


SECTION 6.01  DEATH BENEFIT

Upon receipt by Equitable of due proof that the Annuitant has died prior to the Annuity Commencement Date, Equitable will pay a death benefit to the beneficiary named under Section 6.02. Payment of the death benefit is subject to the terms of Section 6.02 and any special rules which may apply as stated in an Appendix hereto and the Certificate.

The amount of the death benefit under this Contract will be determined by Equitable as specified in the Certificate.

The death benefit will be paid as an Annuity Benefit or in a single sum, as described in Section 6.02.

SECTION 6.02  BENEFICIARY

The Owner will give Equitable the name of the beneficiary who is to receive any death benefit payable on the Annuitant's death. The Owner may change the beneficiary from time to time during the Annuitant's lifetime and while coverage under this Contract is in force. Any such change must be made in writing in a form Equitable accepts. A change will, upon receipt at the Processing Office, take effect as of the date the written form is executed, whether or not the Owner is living on the date of receipt. Equitable will not be liable as to any payments it made before it receives any such change.

The Owner may name one or more persons to be primary beneficiary on the Annuitant's death and one or more persons to be successor beneficiary if the primary beneficiary dies before the Annuitant. Unless the Owner directs otherwise, if the Owner has named two or more persons as beneficiary, the beneficiary will be the named person or persons who survive the Annuitant and payments will be made to such persons in equal shares or the survivor.

Any part of a death benefit payable as described in Section 6.01 for which there is no named beneficiary living at the Annuitant's death will be payable in a single sum to the Annuitant's children who survive the Annuitant, in equal shares, or should none survive or should there be none, then to the Annuitant's estate.

If the Owner so elects in writing, any amount that would otherwise be payable to a beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by the Owner, subject to Equitable's rules then in effect. If at the Annuitant's death there is no election in effect, the beneficiary may make such an election. In the absence of any election by either the Owner or the beneficiary, Equitable will pay the death benefit in a single sum.

The naming of a beneficiary is subject to the terms of the Plan, if applicable, including any terms requiring spousal consent.


No. 1050-94IC                                                            Page 13
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                            PART VII ANNUITY BENEFITS


SECTION 7.01  ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. An election may be made by the Owner instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to Equitable's rules at the time of election or as stated in the Certificate. This election may be made at the time the Annuity Benefit form as described in
Section 7.02 is elected; in that event, all references in this Contract to monthly payments will, with respect to the Annuity Benefit of such an Annuitant to whom the election applies, be deemed to mean payments at the frequency elected.

SECTION 7.02  ELECTION OF ANNUITY BENEFITS

As of the Annuitant's Annuity Commencement Date, provided the Annuitant is then living, the Annuity Account Value will be applied to provide the Normal Form of Annuity Benefit (described in Section 7.04). However, the Owner may instead elect (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever is applicable pursuant to the first paragraph of Section 7.05 to provide an Annuity Benefit of any form offered by Equitable or one of Equitable's subsidiary life insurance companies, or (iii) to apply the Cash Value to provide any other form of benefit payment offered by Equitable, subject to Equitable's rules then in effect and applicable laws and regulations. At the time an Annuity Benefit is purchased, Equitable will issue a supplementary contract which reflects the Annuity Benefit terms.

Equitable will provide notice and election forms to the Owner within six months before the Annuity Commencement Date.

Equitable will have the right to require the Owner to furnish any information Equitable needs to provide an Annuity Benefit and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.

SECTION 7.03  COMMENCEMENT OF ANNUITY BENEFITS

Before the Annuity Commencement Date, the Owner may elect to change such Date. The changed Date may be any date after the election is filed (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing by the Owner and will not take effect until received and accepted by Equitable at its Processing Office.

However, unless provided otherwise in any Appendix of this Contract, no Annuity Commencement Date will be later than the first day of the month which follows the date the Annuitant attains the "maximum maturity age" or, if later, the tenth anniversary of the Contract Date. The current maximum maturity age is specified in the Certificate; such age may be changed by Equitable in conformance with applicable law.


No. 1050-94IC                                                            Page 14
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SECTION 7.04  ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-Period Certain Annuity Form described below, unless another form is to apply pursuant to the terms of the Plan, if applicable, the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or any other law that applies. The Certificate will specify the Normal Form which applies. Equitable may offer other annuity forms as available from Equitable or from one of Equitable's affiliated or subsidiary life insurance companies. Such a form may include the Joint and Survivor Life Annuity Form providing monthly payments while either of two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life-Period Certain Annuity is an annuity payable during the lifetime of the person upon whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the Annuitant dies before the certain period has ended, payments will continue to the beneficiary named to receive such payments for the balance of the certain period.

SECTION 7.05  AMOUNT OF ANNUITY BENEFITS

If the Owner elects pursuant to Section 7.02 to have an Annuity Benefit paid in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified in the Certificate or required by applicable laws and regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person's remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If Equitable has previously deducted charges for applicable taxes from Contributions, Equitable will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either
(i) the Tables of Guaranteed Annuity Payments or (ii) Equitable's then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 7.06  CONDITIONS

Equitable may require proof acceptable to it that the person on whose life a benefit payment is based is alive when each payment is due. Equitable will require proof of the age of any person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by Equitable will be charged against future payments. Underpayments will be added to future payments. Equitable's liability is limited to the correct information and the actual amounts used to provide the benefits.


No. 1050-94IC                                                            Page 15

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by Equitable will be charged or credited with interest at (a) the rate shown in the Certificate or
(b) the then current Guaranteed Interest Rate; Equitable will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar Certificates. Such interest will be deducted from or added to future payments.

If Equitable receives proof satisfactory to it that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, Equitable may make the payments to such other person or institution. In the case of a minor, the payments will not exceed [$200] or such other amount shown in the Certificate. Equitable will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than [$2,000] or would result in an initial payment of less than [$20], Equitable may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.07  CHANGES

Equitable reserves the right, upon advance notice to the Contract Holder and each Owner, to change at any time on and after the fifth anniversary of the Register Date of this Contract, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (A) any Annuity Benefit provided before the change or
(B) Contributions made before such change which are applied to provide an Annuity Benefit.


No. 1050-94IC                                                            Page 16

                               PART VIII - CHARGES


SECTION 8.01 WITHDRAWAL CHARGES

The amount of the Withdrawal Charge, if applicable, will be specified in the Certificate issued with respect to the Annuitant. Equitable reserves the right to change such Charge with respect to future Contributions, subject to any maximum amount specified in the Certificate.

If specified in the Certificate, a "Free Corridor Amount" will apply as follows:

      "Free Corridor Amount" means an amount equal to a percentage of the Annuity Account Value, minus the total of all prior withdrawals (and associated Withdrawal Charges) made as described in Section 5.01 in the current Contract Year. Such percentage for this purpose will be (a) determined by Equitable with respect to each Annuitant on a uniform and nondiscriminatory basis and (b) specified in the Certificate; it will be any percentage between [0% and 30%] if so provided in the Certificate.

      If the amount of a withdrawal made under Part V is more than the Free Corridor Amount (defined above), Equitable will (a) first withdraw from the Investment Options, on the basis described in Section 5.01, an amount equal to the Free Corridor Amount, and (b) then withdraw from the Investment Options an amount equal to the excess of the amount requested over the Free Corridor Amount, plus a Withdrawal Charge as specified in the Certificate.

      For purposes of this Section, amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of any Contributions. Equitable reserves the right to carry forward the Free Corridor Amount into a future Contract Year, if not used in any Year with respect to an Annuitant, as specified in the Certificate.

      Any withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the reverse order in which they were made; that is, Contributions will be withdrawn on a last-in, first-out basis. However, Equitable reserves the right instead to deem Contributions withdrawn on a first-in, first-out basis. If Equitable exercises this right, it will do so with respect to Certificates for which the Contract Date occurs after the effective date of the change, and the first-in, first-out basis will be specified in the Certificate.

In addition, the Annuitant's years of participation under the Prior Contract, if applicable, will be included for purposes of determining the Withdrawal Charge, if so specified in the Certificate in accordance with Equitable's rules then in effect.

If specified in the Certificate, Equitable reserves the right to reduce or waive the Withdrawal Charge in such circumstances as it determines. The Certificate issued with respect to the Annuitant will specify the circumstances, if any, by which a waiver will apply.


No. 1050-94IC                                                            Page 17

Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any applicable state or federal law.

SECTION 8.02  ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT
VALUE

As of each Processing Date, Equitable will deduct Administrative Charges, a charge for the minimum guaranteed death benefit, if applicable, or other Charges related to the administration and/or distribution of certificates under this Contract from the Annuity Account Value. Such Charges are specified in the Certificate.

If specified in the Certificate, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit. If so, the Charges will be deducted when withdrawn or so applied.

The amount of any such Charge for any Contract Year will in no event exceed any maximum amount stated in the Certificate subject to the maximum amount permitted under any applicable law.

Equitable reserves the right to reduce or waive said Charges in such circumstances as it determines.

SECTION 8.03  TRANSFER CHARGES

Equitable reserves the right to impose a charge with respect to any transfer among Investment Options after the number of free transfers, as specified in the Certificate, made on behalf of an Annuitant. The amount of such charge will be set forth in a notice from Equitable to the Contract Holder and each Owner and in no event will exceed any maximum amount stated in the Certificate.

SECTION 8.04  DAILY SEPARATE ACCOUNT CHARGE

Assets of the Separate Account will be subject to a daily asset charge. This daily asset charge is for mortality risk, expenses and expense risk which Equitable assumes, as well as for financial accounting and death benefits if specified in the Certificate. The charge will be made pursuant to item (c) of "Net Investment Factor" as defined in Section 2.03. Such charge will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Certificate. Equitable reserves the right to charge less on a current basis; the actual charge to apply will be specified in the Certificate.

SECTION 8.05 CHANGES

In addition to the right of Equitable to reduce or waive charges as described in this Part VIII, Equitable reserves the right, upon advance notice to the Contract Holder and each Owner, to increase the amount of any charge stated in the Certificate issued with respect to each Annuitant, subject to (a) any maximum amount provided in this Part VIII and (b)


No. 1050-94IC                                                            Page 18
with respect to Withdrawal Charges and Administrative or other Charges deducted from the Annuity Account Value, the application of any increase only to Contributions made after the date of the change.

Equitable also reserves the right, upon advance written notice to the Contract Holder, to increase the maximum amount of any charge provided in this Part VIII or the Certificate, only with respect to Annuitants whose Contract Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies or, with respect to the daily Separate Account charge described in Section 8.04, by the Securities and Exchange Commission.



No. 1050-94IC                                                            Page 19

                           PART IX - GENERAL PROVISIONS


SECTION 9.01  CONTRACT

This Contract constitutes the entire contract between the parties and will govern with respect to the rights and obligations of Equitable.

This Contract may not be modified, nor may any of Equitable's rights or requirements be waived, except in writing and by an authorized officer of Equitable. In addition to the rights of change reserved by Equitable as provided in this Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Contract Holder and each Owner.

SECTION 9.02  STATUTORY COMPLIANCE

Equitable reserves the right to amend this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, ERISA, and in Department of Labor regulations.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable state law.

SECTION 9.03  DEFERMENT

Application of proceeds to provide a payment of a death benefit under Part VI and payment of any portion of the Annuity Account Value (less any applicable Withdrawal Charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits Equitable to defer payment in order to protect persons with interests in the Separate Account. Equitable may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Account for up to six months while the Owner is living.

SECTION 9.04  REPORTS AND NOTICES

With respect to each Certificate, at least once each year until the Annuity Commencement Date, Equitable will furnish the Owner with a report showing the following:

         (a)    the dollar amount in the Guaranteed Interest Account,


No. 1050-94IC                                                            Page 20

         (b) the total number of Accumulation Units in each Separate Account or Investment Fund,

         (c)    the Accumulation Unit Value,

         (d)    the dollar amount in each Separate Account or Investment Fund,

         (e)    the Cash Value, and

         (f)    the amount of the death benefit.

The terms of this Contract which require Equitable to send a report as described above or any written notice as described in any other Section will be satisfied by Equitable mailing any such report or notice to the Owner's last known address as shown in Equitable's records.

All written notices sent to Equitable will not be effective until received in good order at the Processing Office.

SECTION 9.05 ASSIGNMENTS

No amounts payable under this Contract to a payee other than the Owner may be assigned by that payee unless permitted herein, nor will they be subject to the claims of creditors or to legal process, except to the extent permitted by law. The Certificate will describe any other restrictions or assignments which may apply.

SECTION 9.06  CONTRACT HOLDER'S RESPONSIBILITY

The sole responsibility of the Contract Holder is to serve as party to the Contract. The Contract Holder will have no responsibility for the administration of any Plan or agreement, or for Contributions or any payments or other distributions hereunder. Equitable will deal with the Contract Holder in accordance with the terms and conditions of the trust agreement pursuant to which the Contract Holder agreed to act as such and in such manner as the Contract Holder and Equitable agree, without the consent of any other person.

SECTION 9.07 MANNER OF PAYMENT

Equitable will pay all amounts payable under this Contract by check (in United States dollars) or, if so agreed upon by an Owner and Equitable, by wire transfer. All amounts payable by the Owner will be paid by check payable to Equitable (in United States dollars) or by any other method acceptable to Equitable.


No. 1050-94IC                                                            Page 21

                      TABLE OF GUARANTEED ANNUITY PAYMENTS
                      ------------------------------------

                        [APPLICABLE TO IRA CERTIFICATES]
                         ------------------------------

[AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE JOINT AND SURVIVOR LIFE ANNUITY FORM (WITH 100% OF THE AMOUNT OF THE ANNUITANT'S PAYMENT CONTINUED TO THE ANNUITANT'S SPOUSE) PROVIDED BY AN APPLICATION OF $1,000.

                                   FEMALE AGES

        AGE        60        61        62       63       64        65       66         67       68      69       70
         60       3.39      3.42      3.46      3.49    3.52      3.55     3.58       3.61     3.64      3.67   3.70
         61       3.41      3.45      3.48      3.51    3.55      3.58     3.61       3.64     3.68      3.71   3.74
         62       3.43      3.47      3.50      3.54    3.57      3.61     3.64       3.68     3.71      3.74   3.78
         63       3.45      3.49      3.52      3.56    3.60      3.63     3.67       3.71     3.74      3.78   3.82
MALE     64       3.47      3.51      3.54      3.58    3.62      3.66     3.70       3.74     3.78      3.82   3.86
AGES     65       3.48      3.52      3.56      3.61    3.65      3.69     3.73       3.77     3.81      3.85   3.89
         66       3.50      3.54      3.58      3.63    3.67      3.71     3.76       3.80     3.84      3.89   3.93
         67       3.52      3.56      3.60      3.65    3.69      3.74     3.78       3.83     3.88      3.92   3.97
         68       3.53      3.57      3.62      3.67    3.71      3.76     3.81       3.86     3.91      3.96   4.00
         69       3.54      3.59      3.64      3.69    3.73      3.78     3.83       3.88     3.94      3.99   4.04
         70       3.56      3.60      3.65      3.70    3.75      3.81     3.86       3.91     3.96      4.02   4.07

The amount of income provided under an Annuity Benefit payable on the Joint and Survivor Life Annuity form is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale G.

Amounts required for ages or for annuity forms not shown in the above Table will be calculated by Equitable on the same actuarial basis.

If a variable annuity form is available from Equitable and elected pursuant to
Section 7.02, then the amounts required will be calculated by Equitable based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5%/5.0%.]


No. 1050-94IC                                                            Page 22

                      TABLE OF GUARANTEED ANNUITY PAYMENTS


                   [APPLICABLE TO NON-QUALIFIED CERTIFICATES]

[AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH TEN YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.


              Monthly Income                            Monthly Income
[Ages       Males       Females             Age       Males      Females
 ----       -----       -------             ---       -----      -------

  60         4.12        3.70                73        5.52       4.87
  61         4.20        3.76                74        5.66       4.99
  62         4.29        3.83                75        5.80       5.12
  63         4.38        3.90                76        5.95       5.26
  64         4.48        3.98                77        6.10       5.40

  65         4.58        4.06                78        6.25       5.55
  66         4.68        4.14                79        6.40       5.70
  67         4.79        4.23                80        6.56       5.85
  68         4.90        4.32                81        6.72       6.01
  69         5.02        4.42                82        6.88       6.18
  70         5.14        4.52                83        7.04       6.34
  71         5.26        4.63                84        7.20       6.51
  72         5.39        4.75                85        7.36       6.67


The amount of income provided under an Annuity Benefit payable on the Joint and Survivor Life Annuity form is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale G, adjusted to a unisex basis, reflecting a 20%-80% split of males and females at pivotal age 55.

Amounts required for ages not shown in the above Table or for other annuity forms will be calculated by Equitable on the same actuarial basis.

If a variable annuity form is available from Equitable and elected pursuant to
Section 7.02, then the amounts required will be calculated by Equitable based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and a 20%-80% split of males and females at age 55 and on an Assumed Base Rate of Net Investment Return of 3.5%/5.0%.]


No. 1050-94IC                                                            Page 23

                                   APPENDIX A
                                   ----------

                         APPLICABLE TO IRA CERTIFICATES

1.       OWNER:

         The Annuitant is the Owner.

2.       ANNUITY COMMENCEMENT DATE:

         The Owner may not choose Annuity Commencement Date later than the maximum maturity age specified in the Certificate. If the Owner chooses a date later than the Annuitant's age [70 1/2], the Owner must withdraw at least the minimum distributions required under Section [408(b)] and [401(a)(9)] of the Code and Treasury regulations that apply. See Item 4 of this Appendix.

3.       CONTRIBUTIONS:

         No Contributions will be accepted unless they are in cash (or check or other form as Equitable may require). Except in the case of a rollover contribution (as permitted by Sections [402(c), 403(a)(4), 403(b)(8), or 408(d)(3)] of the Code), the total of such Contributions will not exceed [$2,000] for any taxable year. Amounts transferred to the Contract from an individual retirement account or annuity contract which meets the requirements of Section [408] of the Code are not subject to the [$2,000] limit.

         If the Owner makes a Contribution which qualifies as an eligible retirement plan rollover as defined in Section [402(c) or 403(b)(8)] of the Code and the Owner commingles such Contribution with other Contributions, the Owner may not be able to roll over the eligible retirement plan Contributions and earnings to another qualified plan or Code Section [403(b)] arrangement at a future date, unless the Code permits.

         Equitable may agree, if requested, to maintain records with respect to each source of Contributions. For example, a source may arise as follows:

              [(a) Salary Deferral Contributions: Contributions made pursuant to an individual retirement annuity program in accordance with the requirements of Section 408(b) of the Code and applicable Treasury regulations;

              (b) Rollover Contributions: Contributions which qualify as eligible retirement plan rollovers within the meaning of Section 402(c) of the Code and applicable Treasury regulations.]

         The Owner, or Employer if applicable, will determine and report each Source to Equitable, in a form acceptable to Equitable, and will specify as part of each withdrawal and transfer request the Source(s) from which each individual or transfer is to be made.


No. 1050-94IC                                                            Page 24

4.       DEATH BENEFITS:

         Under the following circumstances, the death benefit described in
         Section 6.01 will not be paid at the Annuitant's death before the Annuity Commencement Date, and the coverage under this Contract will continue with the Annuitant's surviving spouse as Successor Annuitant and Owner:

         a.     the Annuitant is married at death;

         b. the person named as beneficiary under Section 6.02 is the Annuitant's surviving spouse; and

         c. the Annuitant has requested that the spouse become "Successor Annuitant and Owner" of the Certificate if the spouse survives the Annuitant.

5.       REQUIRED DISTRIBUTIONS:

         [The Annuitant's entire interest in the Certificate will be distributed or begin to be distributed no later than the April 1 which follows the calendar year in which the Annuitant attains age 70 1/2 ("Required Beginning Date"). The entire interest may be distributed, as the Annuitant elects, over (a) the Annuitant's life, or the lives of the Annuitant and the named beneficiary, or (b) a period which does not extend beyond the Annuitant's "life expectancy" (defined below), or the joint and last survivor expectancy of the Annuitant and the named beneficiary. Distributions must be made in periodic payments at intervals no longer than one year. Also, payments must be either non-increasing or they may increase only as provided in Regulations
         (Q & A F-3 of Proposed Treasury Regulation Section 1.401(a)(9)-1 or successor thereto).

         All distributions made under the Certificate will be made in accordance with the requirements of Code Sections [408(b) and 401(a)(9), including the incidental death benefit requirement of the Code (Section 401(a)(9)(G)) and Treasury Regulations which apply (including minimum distribution incidental benefit requirements of Proposed Treasury Regulation Section 1.401(a)(9)-2) or any successor thereto.]

         [For purposes of determining the "period certain" referred to in the first paragraph of this item 5, life expectancy is computed by use of the expected return multiples in Tables V and VI of Treasury Regulation
         Section 1.72-9. Unless the Annuitant otherwise elects before the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable and will apply to all subsequent years. In the case of any named beneficiary other than the spouse, if permitted under Equitable's rules then in effect, life expectancies may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the Annuitant attains age 70 1/2 and payment for any subsequent calendar year will be calculated based on life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.]


No. 1050-94IC                                                            Page 25

         [If the Annuitant dies after distribution of the Annuitant's entire interest has begun, the remainder of such interest will continue to be distributed at least as rapidly as under the payment method of distribution being used before the Annuitant's death.

         If the Annuitant dies before distribution of the Annuitant's entire interest begins, distribution of the Annuitant's entire interest will be completed no later than December 31 of the calendar year in which the fifth anniversary of the Annuitant's death occurs, except to the extent that a choice is made to receive death benefit distributions under (a) or (b) below:

         (a) If the Annuitant's interest is payable to a beneficiary, then the entire interest may be distributed over the life of, or over a period certain not greater than the life expectancy of, the named beneficiary. Such distributions must commence on or before December 31 of the calendar year which follows the calendar year of the Annuitant's death.

         (b) If the named beneficiary is the Annuitant's surviving spouse, the date that distributions must begin under (a) above will not be earlier than the later of (i) December 31 of the calendar year which follows the year of the Annuitant's death or, (ii) December 31 of the calendar year in which the Annuitant would have reached age 70 1/2.

                  If the designated beneficiary is the Annuitant's surviving spouse, and a Successor Annuitant and Owner option (described in item 4 preceding) is in effect, the distribution of the Annuitant's interest need not be made until after the spouse's death.

         For purposes of the "period certain" used in (a) above, life expectancy is computed by use of the expected return multiples in Tables V and VI of Treasury Regulation Section 1.72-9. For purposes of distributions which begin after the Annuitant's death, unless the surviving spouse elects otherwise by the time distributions are required to begin, life expectancies will be recalculated annually. Such election will be irrevocable by such surviving spouse and will apply to all subsequent years.

         In the case of any other designated beneficiary, life expectancies will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin, pursuant to this item, and payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

         Distributions under this item are considered to have begun if distributions are made because the Annuitant has reached the Required Beginning Date or if, before the Required Beginning Date, distributions irrevocably commence to the Annuitant over a period permitted and in an annuity form acceptable under Proposed Treasury Regulation 1.401(a)(9)-1 or any successor thereto.]


No. 1050-94IC                                                            Page 26

6.       REPORTS - NOTICES:

         In addition to the reports described in Section 9.04, Equitable will send the Annuitant a report as of the end of each calendar year showing the status of the annuity and any other reports required by the Code or Treasury regulations.

7.       ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY:

         The Owner's rights may not be assigned, pledged, or otherwise transferred except as permitted by law. The Owner may not name a new Owner, except as described in item 4 above. The interest under the Certificate is nonforfeitable.

8.       TERMINATION:

         In the event that an annuity bought under the Contract fails to qualify as an annuity under Section [408(b)] of the Code, Equitable will have the right, upon receipt of notice of such fact, before the Annuity Commencement Date, to terminate the Certificate. In that case, Equitable will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by the Annuitant which would not have been payable with respect to an annuity which meets the terms of the Code.


No. 1050-94IC                                                            Page 27

                                   APPENDIX B
                                   ----------

                    APPLICABLE TO NON-QUALIFIED CERTIFICATES


1.       CONTRIBUTIONS:

         Equitable has the right not to accept a Contribution less than the amount(s) shown in the Certificate.

2.       OWNER DEATH DISTRIBUTION RULES:

         Upon the death of an Owner before the Annuity Commencement Date:

                  (a) If the Owner is both the Owner and the Annuitant, Equitable will pay the death benefit described in
                           Section 6.01. Any part of a death benefit payable as described in Section 6.01 for which there is no named beneficiary living at the Owner's death will be payable in a single sum to the Owner's children who survive the Owner in equal shares, or should none survive, then to the Owner's estate.

                           Under the following circumstances, the death benefit described in Section 6.01 will not be paid at the Owner's death before the Annuity Commencement Date, and the coverage under the Contract will continue with the Owner's surviving spouse as Successor Annuitant and Owner:

                           (i)      the Owner is married at his or her death;

                           (ii) the person named as the beneficiary who is to receive any death benefit payable on the Owner's death under Section 6.02 is the surviving spouse; and

                           (iii) the Owner has additionally requested that the spouse become "Successor Annuitant and Owner" of the Certificate if such spouse survives the Owner.

                  (b) If the Owner is not the Annuitant, the named beneficiary (successor Owner) will succeed as Owner. The entire amount in the Investment Options subject to any Withdrawal Charge which applies must be fully paid by the fifth anniversary of the Owner's death, or payments must begin within one year after the Owner's death as a life annuity or installment option, for a period of not longer than the life expectancy of the named beneficiary. If the Owner has not elected a form of payment as described in the next to last paragraph of Section 6.02, and if the beneficiary named under Section 6.02 does not elect to receive the payments required by this Section in a form of Annuity Benefit, a series of partial withdrawals, or any payout option acceptable under Section [72(s)] of the Code and Equitable's rules at the time, Equitable


No. 1050-94IC                                                            Page 28
                           will pay the amount in the Options in a single sum to the beneficiary on the fifth anniversary of the Owner's death. Subject to Equitable's rules at the time of payment and the completion of an application, the beneficiary may elect to apply such a single sum payment to a new non qualified annuity contract to be owned by the beneficiary. However, if the named beneficiary is the Owner's spouse, full payments of amounts under this Contract must be made not later than five years after the spouse's death.

                           If payments under an Annuity Benefit had begun before the Owner's death, such payments will continue to be made over a period not longer than the period provided for under the Annuity Benefit elected.

                           If the Annuitant dies before the entire amount in the Investment Options is paid, Equitable will pay the death benefit as described in Section 6.01.

                  (c) Unless the Owner directs otherwise, the named beneficiary will also be the person who succeeds as Owner on the Owner's death while the Annuitant is alive as described in Section 6.02. The Owner may change any beneficiary or successor Owner from time to time during the Annuitant's lifetime and while coverage under this Contract is in force, also as described in item (b) above.

                  (d) If the Owner is not the Annuitant, the Owner may name another person to be the successor Owner and to receive the amounts to be paid under item (b) above and another person to be successor Owner if the first choice as successor Owner dies before the Owner. If the Owner has named two or more persons as successor Owner, and more than one survive, they will share equally unless the Owner directs otherwise. If no person named as beneficiary to receive the death benefit survives the Annuitant, Equitable will pay such death benefit in a single sum to the Owner. In the event of the Owner's death after the Annuitant, but before Equitable pays such death benefit, the death benefit will be payable in a single sum to the children who survive the Owner, in equal shares, or should none survive, to the Owner's estate.

                           If the Owner dies before the Annuity Commencement Date while the Annuitant is still living, and if no person named as successor Owner is living at the Owner's death, the beneficiary will be presumed to be, in this order, (i) the Owner's surviving spouse,
                           (ii) the Annuitant, (iii) the children who survive the Owner, in equal shares, or (iv) the Owner's estate.

3.       ASSIGNMENTS:

         Notwithstanding the terms of Section 9.05, the Owner may assign the Certificate and the rights described therein before the Annuity Commencement Date. Equitable will not be bound by an assignment unless Equitable has received it and


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

         it is in writing. The Owner's rights and those of any other persons referred to in the Certificate will be subject to the assignment. Equitable assumes no responsibility for the validity of any assignment.


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


                                   APPENDIX C
                                   ----------

                       MARKET VALUE ADJUSTMENT PROVISIONS



The terms of this Appendix will become operative only upon advance notice from Equitable to the Contract Holder and to each Owner affected by such terms. If this Appendix becomes operative, the terms herein will be included in each Certificate issued thereafter.

THE TERMS OF THIS APPENDIX CONTAIN A MARKET VALUE ADJUSTMENT ("MVA") FORMULA WHICH MAY RESULT IN ADJUSTMENTS, POSITIVE OR NEGATIVE, IN BENEFITS. AN MVA WILL NOT APPLY UPON TRANSFER TO A NEW GUARANTEE PERIOD OR OTHER INVESTMENT OPTION ON THE EXPIRATION DATE OR PURSUANT TO ITEM 1 BELOW.

1.       GUARANTEED PERIOD ACCOUNT

         Under the terms of this Appendix, Equitable will specify one or more Guarantee Periods in the Guaranteed Period Account. For each such Guarantee Period, Equitable guarantees to credit an interest rate (called the "Guaranteed Rate"). Interest will be credited daily to amounts in the Guaranteed Period Account. The duration of each Guarantee Period provided at any time and the Guaranteed Rate that applies to each Period will be furnished by Equitable upon request. The Guarantee Period(s) and the Rate for each such Period the Owner initially elects are shown in the Certificate.

         One or more Guarantee Period(s) may be elected by the Owner, according to Equitable's rules then in effect. Contributions and transfers to be made to the Guaranteed Period Account pursuant to Section 3.01 will be allocated to the Guarantee Period(s) according to the Owner's election. Contributions and transfers into the Guaranteed Period Account will receive the Guaranteed Rate applicable to the elected Guarantee Period as of the Business Day Equitable receives such Contribution or transfer request at the Processing Office. The amount held with respect to a given Guarantee Period is referred to as the Guaranteed Period Amount which reflects Contributions and transfers made to the Guaranteed Period Account, plus interest at the Guaranteed Rate(s), minus any withdrawals, transfers and charges, if any, deducted from the Guaranteed Period Account.

         The last day of a Guarantee Period is the Expiration Date. Equitable will notify the Owner at least [15 but not more 45] days before the Expiration Date of each Period. The Owner may elect one of the following three options effective at the Expiration Date, none of which will result in a market value adjustment:

         a) to transfer the Guaranteed Period Amount into a Guarantee Period of any duration which Equitable then offers;

         b)     to transfer the Guarantee Period Amount to another
                Investment Option;

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

         c) to make a withdrawal of the Guaranteed Period Amount (subject to any Withdrawal Charges which apply pursuant to section 8.01).

         If no such election is made on or prior to the Expiration Date, the Guaranteed Period Amount (without any market value adjustment) will be transferred into the Investment Option described in the Certificate. During the 30 days following the Expiration Date, the full Guaranteed Period Amount (less any withdrawals and transfers made or charges deducted during that 30 day period) may be transferred into a new Guarantee Period or other Investment Option. In no event can the Owner elect a Guarantee Period which extends beyond the Annuity Commencement Date.

         The "Guaranteed Period Account" is Equitable's Separate Account No. 46 that Equitable uses to account for amounts allocated to Guarantee Periods under the Contract. All amounts allocated to a Guarantee Period, whether Contributions or transfers, become part of the Guaranteed Period Account.

2.       TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

         If the Owner requests, other than as described in item 1 above, a transfer to another Investment Option pursuant to Section 4.01 or a withdrawal pursuant to Section 5.01, any such transfer or withdrawal from a Guaranteed Period Amount will be subject to a market value adjustment described below. For this purpose, the Annuity Account Value in Separate Account No. 46 will be after the market value adjustment. The market value adjustment will be in addition to any other charges which apply pursuant to Section 8.01.

         In addition, amounts applied from a Guaranteed Period Amount to provide a death benefit pursuant to Section 6.01, an annuity pursuant to
         Section 7.02 or any other annuity form offered by Equitable, will be subject to a market value adjustment, unless otherwise specified in the Certificate.

         Payment or transfers from a Guaranteed Period Amount may be deferred for up to six months while the Owner is living.

3.       MARKET VALUE ADJUSTMENT

         The market value adjustment with respect to each Guarantee Period that applies to a Certificate Owner is determined as follows:

         (a) Equitable determines the Guaranteed Period Amount that will be payable on the Expiration Date, using the Guaranteed Rate for such Guarantee Period.

         (b) Equitable determines the period remaining in the Guarantee Period (based on the Business Day Equitable received the Owner's transaction request at the Processing Office) and converts it to fractional years based on a 365 day year. For example, three years and 12 days, becomes 3.0329.


No. 1050-94IC                                                            Page 32

         (c) Equitable determines the current Guaranteed Rate which applies to new Contributions for the same class of Certificates under a Guarantee Period with the same Expiration Date as the Owner's Guarantee Period. Equitable adds to such current rate a percentage which is no greater than that shown in the Certificate.

         (d) Equitable determines the present value of the Guaranteed Period Amount payable at the Expiration Date, using the period determined in (b) and the rate determined in (c).

         (e) Equitable subtracts the current Guaranteed Period Amount from the result in (d). The result is the Market Value Adjustment, which may be positive or negative, applicable to such Guarantee Period.

         If Equitable is not offering a Guarantee Period to which the "current Guaranteed Rate" would apply, Equitable will use the Rate at the closest Expiration Date. If Equitable is no longer offering new Guarantee Periods, Equitable will use a procedure for determining such current Rate which will be stated in the Certificate or which Equitable will develop and file with the insurance supervisory official of the appropriate jurisdiction.

4.       REPORTS AND NOTICES

         Equitable will report the values under this Appendix with the reports sent out as described in Section 9.04. It will include the Guaranteed Period Amount, market value adjustment, and Annuity Account Value in Separate Account No. 46.


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